Exhibit 99

                           Direct General Corporation
                    Announces Its First Quarter 2005 Results


    NASHVILLE, Tenn.--(BUSINESS WIRE)--May 3, 2005--Direct General Corporation (Nasdaq: DRCT) today announced first quarter 2005 net income of $13.6 million, or $0.61 per share, on a diluted basis. Comparatively, net income for the first quarter of 2004 was $15.0 million, or $0.67 per share on a diluted basis. Net realized gains on investments were insignificant in both the current and prior period quarters.
    William Adair, Chairman and CEO, stated, "Overall, our financial results for the first quarter of 2005 were impacted by a decline in premiums from the Miami, Florida market and higher expense ratios associated with our expansions in Texas, Missouri and Virginia. In addition, the loss ratio on the personal injury protection coverage in Florida in the first quarter of 2005 has started to improve over prior quarters as a result of the declining book of business in the Miami market."
    Mr. Adair continued, "From a growth perspective, we were pleased with our growth in the Texas market as we started to see the benefits of our advertising and the conversion of a portion of the Texas book of business to annual policies. We continue to experience increased competition in some of our existing states. In order to enhance our marketing efforts, we have recently engaged a national advertising firm to help us develop new strategies to address changing market conditions. "
    For the three months ended March 31, 2005, gross premiums written decreased 4.6% to $161.3 million, as compared to the same period in 2004. Over this same period, gross revenues decreased 3.3% to $191.1 million. "Gross revenues" is a non-GAAP financial measure that the Company uses as the primary measure of the underlying growth of our revenue streams from period to period. Gross revenues is reconciled to total revenues in the Selected Financial Data and Key Ratios Table accompanying this press release. Net premiums written for the first quarter of 2005 increased 4.4% to $143.3 million as compared to the first quarter of 2004 as a result of an increase in the percentage of business retained to 88.8% from 81.2%. During the quarter, net premiums earned, a function of net premiums written over the current and prior periods, increased 22.8% to $101.9 million.
    Net loss ratios, which include both losses and loss adjustment expenses, were 74.5% and 73.3% for the first quarter of 2005 and 2004, respectively. During the first quarter of 2005, the Company increased its reserves for prior accident years by $0.8 million, which represented approximately 0.8 points on the loss ratio as compared to
0.4 points for the first quarter of 2004. The increase in reserves was partially associated with personal injury protection in Florida and a slight increase in both the anticipated frequency and severity of physical damage claims, particularly in Tennessee and Georgia. These increases were partially offset by redundancy in the bodily injury reserves for Tennessee and Louisiana, as a result of a decrease in ultimate expected frequency. Net losses incurred in the first quarter of 2005 included storm losses of approximately $0.5 million or 0.5 points on the loss ratio. The impact of storm losses in the first quarter of 2004 was not significant. The combined ratio was 82.0% in the first quarter of 2005, as compared to 73.7% for the corresponding period in 2004, reflecting an increase in costs associated with our expansion in new markets and a reduction in ceding commissions.

    Conference Call

    The Company will hold a conference call to discuss its first quarter 2005 results at 10:00 a.m. (EST), May 4, 2005. The conference call will be broadcast over the Internet. To listen to the call via the Internet, go to Direct's website, www.direct-general.com, click on Investors and follow the instructions at the webcast link. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). The archived webcast will be available shortly after the call on the Company's website until June 1, 2005.

    GENERAL INFORMATION

    Direct General Corporation, headquartered in Nashville, Tennessee, is a financial services holding company whose principal operating subsidiaries provide non-standard personal automobile insurance, term life insurance, premium finance and other consumer products and services through neighborhood sales offices staffed primarily by employee-agents. Direct's operations are concentrated primarily in the southeastern part of the United States. Additional information about Direct can be found online at www.direct-general.com.

    Safe Harbor Statement

    This press release contains statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
    These statements can be identified from the use of the words "may," "should," "could," "potential," "continue," "plan," "forecast," "estimate," "project," "believe," "intend," "anticipate," "expect," "target," "is likely," "will" or the negative of these terms and similar expressions. Forward-looking statements include, but are not limited to, discussions regarding our operating strategy, growth strategy, acquisition strategy, cost savings initiatives, industry, economic conditions, financial condition, liquidity and capital resources and results of operations. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.
    Forward-looking statements are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed in this press release. These risks and uncertainties include, without limitation, uncertainties related to fluctuations in interest rates and stock indices; claims frequency and severity experience; cyclical changes in the personal automobile insurance market; the effects of competition in the areas in which the Company operates; changes in economic and regulatory conditions; estimates, assumptions and projections generally; inflation and changes in financial markets; the accuracy and adequacy of the Company's pricing methodologies; the outcome of litigation pending against the Company; court decisions and trends in litigation; the ability to obtain timely approval for requested rate changes; weather conditions including severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions; changes in driving patterns and loss trends; and acts of war and terrorist activities.
    In addition, the Company's past results of operations do not necessarily indicate its future results. The Company undertakes no obligation to publicly update or revise any use of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, please see the Company's filings with the Securities and Exchange Commission.


              DIRECT GENERAL CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  (Unaudited)
                                               Three Months Ended
                                                    March 31,
                                          ----------------------------
                                             2005      2004   % Change
                                          ----------------------------
                                          (In thousands - except per
                                                 share amounts)
Revenues
  Premiums earned                         $101,913   $83,007     22.8
  Finance income                            12,171    12,761     (4.6)
  Commission and service fee income         14,267    13,495      5.7
  Net investment income                      3,329     2,276     46.3
  Net realized gains on securities
   and other                                    31        69    (55.1)
----------------------------------------------------------------------
     Total revenues                        131,711   111,608     18.0
----------------------------------------------------------------------
Expenses
 Insurance losses and loss adjustment
  expenses                                  75,882    60,825     24.8
 Selling, general and administrative costs  32,784    25,240     29.9
 Interest expense                            1,310     1,352     (3.1)
----------------------------------------------------------------------
     Total expenses                        109,976    87,417     25.8
----------------------------------------------------------------------
 Income before income taxes                 21,735    24,191    (10.2)
 Income tax expense                          8,152     9,173    (11.1)
----------------------------------------------------------------------
     Net income                            $13,583   $15,018     (9.6)
----------------------------------------------------------------------

Earnings per Share
Numerator:
 Net income                                $13,583   $15,018
-------------------------------------------------------------
Denominator:
 Weighted average common shares
  outstanding                             22,272.3  21,503.0
 Dilutive stock options                      125.6     834.1
-------------------------------------------------------------
 Weighted average common shares
  outstanding for purposes of computing
  diluted earnings per common share       22,397.9  22,337.1
-------------------------------------------------------------

Basic earnings per common share              $0.61     $0.70
-------------------------------------------------------------
Diluted earnings per common share            $0.61     $0.67
-------------------------------------------------------------

NM = Not Meaningful


              DIRECT GENERAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                       (Unaudited)
                                        March 31,  December
                                           2005    31, 2004  % Change
                                       -------------------------------
                                          (In thousands)
Assets
 Investments:
   Debt securities available-for-sale,
    at fair value                        $331,728  $334,816      (0.9)
   Short-term investments                   2,022     1,663      21.6
----------------------------------------------------------------------
       Total investments                  333,750   336,479      (0.8)
 Cash and cash equivalents                117,719    70,988      65.8
 Finance receivables, net                 256,687   214,180      19.8
 Reinsurance balances receivable           34,832    35,671      (2.4)
 Prepaid reinsurance premiums              31,208    29,544       5.6
 Other assets                             104,487   100,590       3.9
----------------------------------------------------------------------
       Total assets                      $878,683  $787,452      11.6
----------------------------------------------------------------------

Liabilities and Shareholders' Equity
 Loss and loss adjustment expense
  reserves                               $122,728  $124,858      (1.7)
 Unearned premiums                        266,376   223,303      19.3
 Reinsurance balances payable and funds
  held                                     37,657    33,996      10.8
 Notes payable                            173,286   135,626      27.8
 Other liabilities                         33,623    24,588      36.7
----------------------------------------------------------------------
       Total liabilities                  633,670   542,371      16.8
----------------------------------------------------------------------

----------------------------------------------------------------------
 Shareholders' equity
     Common stock                          99,791   109,163      (8.6)
     Retained earnings                    148,869   136,178       9.3
     Accumulated other comprehensive
      loss                                 (3,647)     (260)       NM
----------------------------------------------------------------------
       Total shareholders' equity         245,013   245,081       0.0
----------------------------------------------------------------------
          Total liabilities and
           shareholders' equity          $878,683  $787,452      11.6
----------------------------------------------------------------------

NM = Not Meaningful


                      DIRECT GENERAL CORPORATION
                SELECTED FINANCIAL DATA AND KEY RATIOS

The following table presents our gross premiums written in our major markets and provides a reconciliation of gross revenues (a non-GAAP financial measure) to total revenues, a summary of gross, ceded and net premiums written and earned, and key financial ratios for the periods presented ($ in millions):

                                                     (Unaudited)
                                                 Three Months Ended
                                                      March 31,
                                             -------------------------
                                              2005     2004   % Change
                                             -------------------------
Gross premiums written
   Florida                                    $78.1    $83.9     (6.9)
   Tennessee                                   22.3     23.4     (4.7)
   Georgia                                     10.6     12.3    (13.8)
   Louisiana                                   11.8     12.5     (5.6)
   Texas                                        8.5      7.0     21.4
   Mississippi                                 10.0     10.1     (1.0)
   All other states                            20.0     19.8      1.0
----------------------------------------------------------------------
Gross premiums written                       $161.3   $169.0     (4.6)
Ancillary income                               26.5     26.3      0.8
Net investment income                           3.3      2.3     43.5
----------------------------------------------------------------------
   Gross revenues (1)                         191.1    197.6     (3.3)
Ceded premiums written                        (18.0)   (31.7)   (43.2)
Change in net unearned premiums               (41.4)   (54.3)   (23.8)
Net realized gains on securities and other      0.0      0.0       NM
----------------------------------------------------------------------
   Total revenues                            $131.7   $111.6     18.0
----------------------------------------------------------------------
Gross premiums written                       $161.3   $169.0     (4.6)
Ceded premiums written                        (18.0)   (31.7)   (43.2)
----------------------------------------------------------------------
   Net premiums written                      $143.3   $137.3      4.4
----------------------------------------------------------------------
Gross premiums earned                        $118.2   $115.0      2.8
Ceded premiums earned                         (16.3)   (32.0)   (49.1)
----------------------------------------------------------------------
   Net premiums earned                       $101.9    $83.0     22.8
----------------------------------------------------------------------

Key Financial Ratios
--------------------
Loss ratio - net (2)                           74.5%    73.3%
Expense ratio - net (3)                         7.5%     0.4%
-------------------------------------------------------------
  Combined ratio - net (4)                     82.0%    73.7%
-------------------------------------------------------------

(1) Gross revenues (a non-GAAP financial measure). Gross revenues is the sum of gross premiums written plus ancillary income (finance income and commission and service fee income) plus net investment income (excluding realized gains and losses). We use gross revenues as the primary measure of the underlying growth of our revenue streams from period to period. Gross revenues are reconciled to total revenues in the table above.

(2) Loss ratio. Loss ratio is the ratio (expressed as a percentage) of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of a company's insurance business.

(3) Expense ratio. Expense ratio is the ratio (expressed as a percentage) of net operating expenses to premiums earned and measures a company's operational efficiency in producing, underwriting and administering its insurance business. For statutory accounting purposes, operating expenses of an insurance company exclude investment expenses, and are reduced by other income. There is no such industry definition for determining an expense ratio for GAAP purposes. As a result, we apply the statutory concept of net operating expenses in calculating our expense ratio on a GAAP basis. We reduce our operating expenses by ancillary income (excluding net investment income and realized gains (losses) on securities) to calculate our net operating expenses.

(4) Combined ratio. Combined ratio is the sum of the loss ratio and the expense ratio and measures a company's overall underwriting profit. If the combined ratio is at or above 100, an insurance company cannot be profitable without investment income (and may not be profitable if investment income is insufficient). We use the GAAP combined ratio in evaluating our overall underwriting profitability and as a measure for comparison of our profitability relative to the profitability of our competitors.




    CONTACT: Direct General Corporation
             William J. Harter, 901-541-3399
             Fax: 901-366-3875
             bill.harter@directins.com